UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

________________________________

Q2 Holdings, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

74736L109

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74736L109

1	NAMES OF REPORTING PERSONS Adams Street Partners, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 6,531,861
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 6,531,861
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,531,861
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 17%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IA

CUSIP No.

1	NAMES OF REPORTING PERSONS Adams Street 2006 Direct Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 2,060,469
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,060,469
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,060,469
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.

1	NAMES OF REPORTING PERSONS Adams Street 2007 Direct Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 2,326,837
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,326,837
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,326,837
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.

1	NAMES OF REPORTING PERSONS Adams Street 2008 Direct Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 779,558
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 779,558
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 779,558
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.

1	NAMES OF REPORTING PERSONS Adams Street 2009 Direct Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 674,262
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 674,262
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 674,262
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.

1	NAMES OF REPORTING PERSONS Adams Street 2010 Direct Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 383,018
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 383,018
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 383,018
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No.

1	NAMES OF REPORTING PERSONS Adams Street 2011 Direct Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 307,717
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 307,717
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 307,717
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

Item 1(a) Name of issuer: Q2 Holdings, Inc.

Item 1(b) Address of issuer’s principal executive offices:

13785 Research Blvd., Suite 150, Austin, TX 78750

2(a) Name of persons filing:

1. Adams Street Partners, LLC

2. Adams Street 2006 Direct Fund, L.P.

3. Adams Street 2007 Direct Fund, L.P.

4. Adams Street 2008 Direct Fund, L.P.

5. Adams Street 2009 Direct Fund, L.P.

6. Adams Street 2010 Direct Fund, L.P.

7. Adams Street 2011 Direct Fund LP

2(b) Address or principal business office or, if none, residence:

For all filing persons listed in 2(a) above: One North Wacker Drive, Suite 2200, Chicago, Illinois 60606

2(c) Citizenship:

1. Adams Street Partners, LLC: Delaware

2. Adams Street 2006 Direct Fund, L.P.: Delaware

3. Adams Street 2007 Direct Fund, L.P.: Delaware

4. Adams Street 2008 Direct Fund, L.P.: Delaware

5. Adams Street 2009 Direct Fund, L.P.: Delaware

6. Adams Street 2010 Direct Fund, L.P.: Delaware

7. Adams Street 2011 Direct Fund LP: Delaware

2(d) Title of class of securities:

Common Stock

2(e) CUSIP No.: 74736L109

Item 3. If this statement is filed pursuant to §§240.13d–1(b) or 240.13d–2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

1.	Adams Street Partners, LLC: 6,531,861 (Total number of shares of common stock held indirectly through the funds listed below.)
2.	Adams Street 2006 Direct Fund, L.P.: 2,060,469
3.	Adams Street 2007 Direct Fund, L.P.: 2,326,837
4.	Adams Street 2008 Direct Fund, L.P.: 779,558
5.	Adams Street 2009 Direct Fund, L.P.: 674,262
6.	Adams Street 2010 Direct Fund, L.P.: 383,018

7. Adams Street 2011 Direct Fund LP: 307,717

(b) Percent of class:

1.	Adams Street Partners, LLC: 17% (Total number of shares of common stock held indirectly through the funds listed below.)
2.	Adams Street 2006 Direct Fund, L.P.: 5%
3.	Adams Street 2007 Direct Fund, L.P.: 6%
4.	Adams Street 2008 Direct Fund, L.P.: 2%
5.	Adams Street 2009 Direct Fund, L.P.: 2%
6.	Adams Street 2010 Direct Fund, L.P.: 1%
7.	Adams Street 2011 Direct Fund LP: 1%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

1.	Adams Street Partners, LLC: 6,531,861 (Total number of shares of common stock held indirectly through the funds listed below.)
2.	Adams Street 2006 Direct Fund, L.P.: 2,060,469
3.	Adams Street 2007 Direct Fund, L.P.: 2,326,837
4.	Adams Street 2008 Direct Fund, L.P.: 779,558
5.	Adams Street 2009 Direct Fund, L.P.: 674,262
6.	Adams Street 2010 Direct Fund, L.P.: 383,018
7.	Adams Street 2011 Direct Fund LP: 307,717

(ii) Shared power to vote or to direct the vote: 0 (for all filing persons)

(iii) Sole power to dispose or to direct the disposition of:

1.	Adams Street Partners, LLC: 6,531,861 (Total number of shares of common stock held indirectly through the funds listed below.)
2.	Adams Street 2006 Direct Fund, L.P.: 2,060,469
3.	Adams Street 2007 Direct Fund, L.P.: 2,326,837
4.	Adams Street 2008 Direct Fund, L.P.: 779,558
5.	Adams Street 2009 Direct Fund, L.P.: 674,262
6.	Adams Street 2010 Direct Fund, L.P.: 383,018
7.	Adams Street 2011 Direct Fund LP: 307,717

(iv) Shared power to dispose or to direct the disposition of: 0 (for all filing persons)

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d–3(d)(1).

Item 5. Ownership of 5 Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐.

NOT APPLICABLE

Instruction. Dissolution of a group requires a response to this item.

Item 6. Ownership of More than 5 Percent on Behalf of Another Person. If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

NOT APPLICABLE

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. If a parent holding company or control person has filed this schedule pursuant to Rule 13d–1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d–1(c) or Rule 13d–1(d), attach an exhibit stating the identification of the relevant subsidiary.

NOT APPLICABLE

Item 8. Identification and Classification of Members of the Group. If a group has filed this schedule pursuant to §240.13d–1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d–1(c) or Rule 13d–1(d), attach an exhibit stating the identity of each member of the group.

Adams Street 2006 Direct Fund, L.P. (“AS 2006”) is the record owner of 2,060,469 shares of common stock of the Issuer. Adams Street 2007 Direct Fund, L.P. (“AS 2007”) is the record owner of 2,326,837 shares of common stock of the Issuer. Adams Street 2008 Direct Fund, L.P. (“AS 2008”) is the record owner of 779,558 shares of common stock of the Issuer. Adams Street 2009 Direct Fund, L.P. (“AS 2009”) is the record owner of 674,262 shares of common stock of the Issuer. Adams Street 2010 Direct Fund, L.P. (“AS 2010”) is the record owner of 383,018 shares of common stock of the Issuer. Adams Street 2011 Direct Fund LP (“AS 2011”) is the record owner of 307,717 shares of common stock of the Issuer. The shares of common stock owned by AS 2006, AS 2007, AS 2008, AS 2009, AS 2010 and AS 2011 (the “Shares”) may be deemed to be beneficially owned by Adams Street Partners, LLC, the managing member of the general partner of each of AS 2006, AS 2007, AS 2008, AS 2009 and AS 2010, and the managing member of the general partner of the general partner of AS 2011. Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray, David S. Welsh and Michael R. Zappert, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the Shares. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Elisha P. Gould, Robin Murray, David S. Welsh and Michael R. Zappert disclaim beneficial ownership of the Shares except to the extent of their pecuniary interest therein.

Item 9. Notice of Dissolution of Group. Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

NOT APPLICABLE

Item 10. Certifications

NOT APPLICABLE

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2016

ADAMS STREET PARTNERS, LLC

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET 2006 DIRECT FUND, L.P.

By:	ASP 2006 Direct Management, LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET 2007 DIRECT FUND, L.P.

By:	ASP 2007 Direct Management, LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET 2008 DIRECT FUND, L.P.

By:	ASP 2008 Direct Management, LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET 2009 DIRECT FUND, L.P.

By:	ASP 2009 Direct Management, LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET 2010 DIRECT FUND, L.P.

By:	ASP 2010 Direct Management, LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET 2011 DIRECT FUND LP

By:	ASP 2011 Direct Management LP, its General Partner
By:	ASP 2011 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

EXHIBIT 1

AGREEMENT TO MAKE A JOINT FILING

The undersigned hereby agree that this Schedule 13G is filed by and on behalf of each of them.

Date: February 12, 2016

ADAMS STREET PARTNERS, LLC

By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET 2006 DIRECT FUND, L.P.

By:	ASP 2006 Direct Management, LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET 2007 DIRECT FUND, L.P.

By:	ASP 2007 Direct Management, LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET 2008 DIRECT FUND, L.P.

By:	ASP 2008 Direct Management, LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET 2009 DIRECT FUND, L.P.

By:	ASP 2009 Direct Management, LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET 2010 DIRECT FUND, L.P.

By:	ASP 2010 Direct Management, LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President

ADAMS STREET 2011 DIRECT FUND LP

By:	ASP 2011 Direct Management LP, its General Partner
By:	ASP 2011 Direct Management LLC, its General Partner
By:	Adams Street Partners, LLC, its Managing Member
By:	/s/ Sara Robinson Dasse
Name:	Sara Robinson Dasse
Title:	Vice President